Exhibit 10.10
First Financial Corporation
2011 Short-Term Incentive Compensation Plan
(Effective as of January 1, 2011)
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, IN 46204-2079

TABLE OF CONTENTS

ARTICLE I Introduction	1

1.1 Objective	1
1.2 Administration of the Plan	1
1.3 Definitions	1

ARTICLE II Eligibility and Participation	3

ARTICLE III Awards	3

3.1 Annual Determination of Awards	3
3.2 Communication of Awards	3
3.3 Considerations in Establishing Performance Goals	3
3.4 Components of Calculation	4
3.5 Earning of Awards	4
3.6 Time and Form of Payment of Earned Awards	4
3.7 Clawback of Awards	4
3.8 Withholding of Taxes	4

ARTICLE IV Miscellaneous	4

4.1 Amendment or Termination	4
4.2 Employment Rights	4
4.3 Evidence	5
4.4 Gender and Number	5
4.5 Action by the Board or Committee	5
4.6 Controlling Laws	5
4.7 Mistake of Fact	5
4.8 Severability	5
4.9 Effect of Headings	5
4.10 Nontransferability	5
4.11 No Liability	6
4.12 Funding	6

i

FIRST FINANCIAL CORPORATION
2011 SHORT-TERM INCENTIVE COMPENSATION PLAN
(Effective January 1, 2011)

ARTICLE I
Introduction
1.1 Objective. The First Financial Corporation 2011 Short-Term Incentive Compensation Plan is designed to focus the efforts of key employees of the Company and its Subsidiaries on continued improvement in the profitability of the Company and its Subsidiaries with the objective of providing an adequate return to shareholders on their investment in the Company while at the same time assuring that Awards under the Plan, in combination with the Company’s other compensation programs: (a) provide Participants incentives that appropriately balance risk and reward; (b) are compatible with effective controls and risk-management; and (c) are supported by strong oversight of the Board as delegated to the Committee.
1.2 Administration of the Plan. The Plan will be administered by the Committee. The Committee will also (a) adopt such rules and regulations as are appropriate for the proper administration of the Plan in a manner that provides active and effective oversight of the Plan, and (b) make such determinations and take such actions in connection with the Plan as it deems necessary provided that the Committee may take action only upon the vote of a majority of its members. While the Committee may appoint individuals to act on its behalf in the administration of the Plan, it will have the sole, final and conclusive authority to administer, construe and interpret the Plan. The Committee’s determinations and interpretations will be final and binding on all persons, including the Company, its shareholders and persons having any interest in Awards. Any notice or document required to be given to or filed with the Committee will be properly given or filed if delivered or mailed, by certified mail, postage prepaid, to the Compensation Committee, First Financial Corporation Board of Directors, at P.O. Box 540, Terre Haute, Indiana, 47808.
1.3 Definitions. Whenever the initial letter of the following words or phrases is capitalized in the Plan, including any Supplements, they will have the respective meanings set forth below unless otherwise defined herein:
(a)	“Award” means the cash compensation awarded to a Participant pursuant to the Plan.
(b)	“Award Rate” means the amount of cash, expressed as a percentage of a Participant’s Base Salary as determined by the Committee.
(c)
“Base Salary” means the regular base salary paid by the Company or a Subsidiary to an employee while such employee is a Participant during a calendar year, exclusive of additional forms of compensation such as bonuses, other incentive payments, automobile allowances, tax gross-ups and other fringe benefits. Base Salary will include any salary deferral contributions made pursuant to Code Sections 401(k) and 125.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.
(f)
“Company” means, unless otherwise stated, First Financial Corporation, organized and existing under the laws of the State of Indiana, or any successor (by merger, consolidation, purchase or otherwise) to such corporation which assumes the obligations of such corporation under the Plan and the Subsidiaries of the Company.

(g)	“Committee” means the Compensation Committee of the Board.
(h)	“Effective Date” means January 1, 2011, which is the effective date of the Plan.
(i)	“Notice of Award” means the notice provided to a Participant which outlines the Award Rate, Performance Goals and other terms and conditions of their Award.
(j)
“Participant” means an individual who is employed by the Company and who is designated as a Participant by the Committee. The Committee may designate one or more tiers of participation under the Plan given an individual’s position with the Company or a Subsidiary.

(k)
“Performance Goals” means the financial performance levels with respect to the Company and/or the Subsidiaries which must be met during a Performance Period before an Award may be earned as set forth in a Notice of Award. The Performance Goals will be determined on an annual basis by the Committee utilizing the United States Treasury Department final “Guidance on Sound Incentive Compensation Policies” and any subsequent guidance hereafter provided by applicable statute, rule or regulation.

(l)	“Performance Period” means the period of time specified by the Committee during which an Award may be earned.
(m)	“Permanent and Total Disability” means a disability as determined under a long-term disability insurance policy sponsored by the Company or a Subsidiary.
(n)
“Plan” means the short-term incentive compensation plan contained in this instrument and any subsequent amendment to this instrument, which shall have been adopted by the Board or Committee known as the First Financial Corporation 2011 Short-Term Incentive Compensation Plan.

(o)	“Retirement” means a Participant’s Termination of Service on or after attaining age 65 for reasons other than death or Permanent and Total Disability.
(p)	“Subsidiary” means First Financial Bank and such other subsidiary corporations of the Company which are designated by the Board or Committee as eligible to participate in the Plan.

(q)
“Termination of Service” means the occurrence of any act or event or any failure to act, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of the Company or a Subsidiary, including, but not limited to, death, Permanent and Total Disability, Retirement, termination by the Company or a Subsidiary of the Participant’s employment with the Company or a Subsidiary and voluntary resignation or termination by the Participant of his or her employment with the Company or a Subsidiary.

ARTICLE II
Eligibility and Participation
Participation in the Plan is limited to those individuals who have been designated as Participants by resolution of the Committee. A Participant will become covered by the Plan effective as of the date on which the individual is designated a Participant by resolution of the Committee.
ARTICLE III
Awards
3.1 Annual Determination of Awards. The Committee shall determine on an annual basis (a) whether or not to make Awards, and (b) the terms and conditions of an Award. The Committee may take into account such factors as it determines in its discretion in determining the terms and conditions of an Award and the Award Rate. These factors may include, but are not limited to, the nature of the services rendered by the Participant, his or her current and potential contributions to the success of the Company, the Participant’s Base Salary, and such other factors as the Committee, in its sole discretion, considers relevant.
3.2 Communication of Awards. The Committee will communicate in writing to Participants in a Notice of Award the Award Rates, Performance Period, Performance Goals (and their respective weightings) and any requirements or other criteria with respect to an Award.
3.3 Considerations in Establishing Performance Goals. In determining appropriate Performance Goals for each calendar year and the relative weight accorded each Performance Goal, the Committee must:
(a)	Balance risk and financial results in a manner that does not encourage Participants to expose the Company and its Subsidiaries to imprudent risks;
(b)
Make such determination in a manner designed to ensure that Participant’ overall compensation is balanced and that the Awards are consistent with the policies and procedures of the Company and its Subsidiaries regarding such compensation arrangements; and

(c)
Monitor the success of the Performance Goals and weighting established in prior years, alone and in combination with other incentive compensation awarded to the same Participants, and make appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants and appropriately reflect risk.

3.4 Components of Calculation. For each Performance Period, the Committee, in its sole discretion, will establish the following business criteria for calculating Awards to Participants with respect to the Company and the Subsidiaries:
(a)	The Performance Goals;
(b)	The relative weight accorded each Performance Goal; and
(c)
The threshold, target and maximum Award Rates for each Participant. The calculation of Awards will be made by interpolating within the interval between the threshold Award Rate and the target Award Rate and between the target Award Rate and the maximum Award Rate, and rounding to the nearest dollar.

3.5 Earning of Awards. An Award will be treated as earned to the extent (a) the threshold, target or maximum Performance Goals are met; and (b) the Participant is employed on the last day of the Performance Period.
3.6 Time and Form of Payment of Earned Awards. Earned Awards will be paid in a single sum in cash within 75 days after the end of the Performance Period. If a Participant incurs a Termination of Service before the date payment is made, unless the Termination of Service is due to death, Permanent and Total Disability or Retirement, he will forfeit his Award.
3.7 Clawback of Awards. In the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under securities laws, and the Company paid an Award to a Participant which was based on the erroneous data within three years preceding the date of the accounting restatement, then the Participant is required to repay the Company the excess amount which should not have been paid to the Participant under the accounting restatement.
3.8 Withholding of Taxes. Each Participant will be solely responsible for, and the Company will withhold from any amounts payable under the Plan, all applicable federal, state, city and local income taxes and the Participant’s share of applicable employment taxes.
ARTICLE IV
Miscellaneous
4.1 Amendment or Termination. The Board or the Committee may, at any time, alter, amend, modify, suspend or terminate the Plan, but may not, except as provided in Section 3.7, without the consent of a Participant to whom an Award has been made, make any alteration which would adversely affect an Award previously granted under the Plan.
4.2 Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give a Participant the right to be rehired or retained in the employ of the Company or any Subsidiary, nor will participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim exists under the terms of the Plan.

4.3 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.
4.4 Gender and Number. Where the context permits, words in the masculine gender will include the feminine gender, the plural will include the singular and the singular will include the plural.
4.5 Action by the Board or Committee. Any action required of or permitted by the Board or Committee under this Plan will be by resolution of the Board, the Committee or by a person or persons authorized by resolution of the Board or Committee.
4.6 Controlling Laws. Except to the extent superseded by laws of the United States, the laws of Indiana will be controlling in all matters relating to the Plan. The Plan and all Awards are intended to be exempt from the applicable provision of Code Section 409A. To the extent Code Section 409A applies, the Plan and all Awards intend to comply, and will be construed by the Board or Committee, as the case may be, in a manner which complies with the applicable provisions of Code Section 409A. To the extent there is any conflict between a provision of the Plan or a Notice of Award and a provision of Code Section 409A, the applicable provision of Code Section 409A will control.
4.7 Mistake of Fact. Any mistake of fact or misstatement of fact will be corrected when it becomes known and proper adjustment made by reason thereof.
4.8 Severability. In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if such illegal or invalid provision had never been contained in the Plan.
4.9 Effect of Headings. The descriptive headings of the Articles and Sections of the Plan are inserted for convenience of reference and identification only and do not constitute a part of the Plan for purposes of interpretation.
4.10 Nontransferability. No Award or Award payment will be transferable, except by the Participant’s will or the applicable laws of descent and distribution. During the Participant’s lifetime, his Award will be payable only to the Participant or his guardian or attorney-in-fact. The payment and any rights and privileges pertaining thereto may not be transferred, assigned, pledged or hypothecated by him in any way, whether by operation of law or otherwise and will not be subject to execution, attachment or similar process.

4.11 No Liability. No member of the Board or the Committee or any officer or Participant of the Company or Subsidiary will be personally liable for any action, omission or determination made in good faith in connection with the Plan. The Company will indemnify and hold harmless the members of the Committee, the Board and the officers and Participants of the Company and its Subsidiaries, and each of them, from and against any and all loss which results from liability to which any of them may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in connection with the administration of the Plan, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense. By participating in the Plan, each Participant agrees to release and hold harmless each of the Company, the Subsidiaries (and their respective directors, officers and employees), the Board and the Committee, from and against any tax or other liability, including without limitation, interest and penalties, incurred by the Participant in connection with his participation in the Plan.
4.12 Funding. All amounts payable under the Plan will be paid by the Company from its general assets. The Company is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under the Plan. The Company may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under the Plan. Any such action or set-aside amount may not be deemed to create a trust of any kind between the Company and any Participant or beneficiary or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights against the assets of the Company greater than the rights of any other unsecured creditor of the Company.